Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union and the Arizona Office of the Attorney General Announce Successful Completion of Monitorship Along the Southwest Border in the U.S.

ENGLEWOOD, Colorado - June 12, 2017 - The Western Union Company (NYSE: WU) and Arizona Attorney General Mark Brnovich today announced that Western Union has successfully completed the secondary recommendations for the Southwest Border program, aimed at combating money laundering.  The Superior Court of the State of Arizona today accepted the conclusions of an independent Monitor’s final report, immediately concluding and closing the Monitor’s engagement.  This milestone demonstrates the continuous enhancements made by the Company to its compliance programs.

“The partnership between the Arizona Attorney General’s Office and Western Union resulted in a groundbreaking effort to combat illegal enterprises that are funded through money laundering,” said Arizona Attorney General Mark Brnovich. “I appreciate all that we have accomplished, and I urge other money service providers to take similar measures to help prevent human smuggling, cut off financing for terrorist networks, and protect victims of fraud.”

“We take our responsibilities seriously - to protect our customers and to partner with law enforcement at all levels to detect, deter and prevent our services from being used for illicit purposes,” said Western Union Chief Compliance Officer Jacqueline Molnar. “We appreciate the close partnership we have with the Arizona Attorney General’s Office, which has helped us strengthen our global compliance programs and create a safer environment for our customers to send money to friends and family worldwide.”

Globally, over the past five years, Western Union has increased overall compliance funding by more than 200 percent and more than 20 percent of its workforce is dedicated to compliance functions. During this time, many state, national and international regulators and law enforcement bodies have commended Western Union for its technology innovations, AML and other compliance programs, such as developing custom algorithms to help combat money laundering and terrorist financing, and for assisting with numerous investigations.

In 2010, Western Union, pursuant to a settlement agreement with the State of Arizona, embarked to create and maintain an anti-money-laundering (AML) program to serve as a model for the entire money transfer business worldwide. The program includes several innovative and cooperative steps to combat money laundering and help the states along the Southwest Border protect their citizens.

Western Union and the Arizona Attorney General thanked the court-appointed Monitor, BDO USA, LLP, for its hard work and outstanding efforts in overseeing the successful completion of the secondary recommendations of the agreed plan.

About Western Union
The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of March 31, 2017, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of over 550,000 agent locations in 200 countries and territories and over 150,000 ATMs and kiosks, and included the capability to send money to billions of accounts. In 2016, The Western Union Company completed 268 million consumer-to-consumer transactions worldwide, moving $80 billion of principal between consumers, and 523 million business payments. For more information, visit www.westernunion.com.

Western Union Media
Brad Jones
(720) 332-0262
bradley.jones@westernunion.com